Exhibit 23(b)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule of Northern States Power Company, a Minnesota corporation, and subsidiaries appearing in the Annual Report on Form 10-K of Northern States Power Company, a Minnesota corporation, for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

April 24, 2015